Jane

Good Morning.  Welcome to our Third quarter Fiscal Year 2008 webcast for CHDT Corp. (Symbol: CHDO.OB).  I’m Jane Klein.

Before proceeding, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company’s performance.  Such statements are covered by the Private Litigation Securities Reform Act of 1995, as amended.  These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved.  Words like “expect,” “anticipate,” “project,” “hope,” and similar words are forward looking statements. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to
The "Risk Factors" section in our current SEC reports.

Risk factors include among others: the extraordinary uncertainty of current economic conditions, the uncertain prospects of a micro-cap consumer product company in such an economic environment, the impact on corporate finance and funding under current economic conditions, the costs of maintaining sales in the current economic downturn, and the impact of the federal government to the current recession and changes in that approach with a pending change in national leadership.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically
Disclaim any obligation to do so.

And Now I would like to introduce our Chairman, Howard Ullman

Thank you, Jane.    Good afternoon.

Our Third quarter results indicate that our current strategy is working, even in these uncertain economic times, as we posted our first quarterly profit in company history.  We generated a little more than $3,000,000 in gross revenues and have a current order backlog of approximately four million dollars. This gives us an excellent start for the fourth Quarter.  Keep in mind last year for all of Fiscal year 2007 we generated $2.8 million in revenues ----- so this quarter has surpassed all of FY2008 gross revenues.

While consumer spending continues to remain slow, we believe the strength of our brands and the quality of our products  have resulted in good product placement at retail, although we still have not reached the penetration level our team is planning for. In other words, our strategy of offering innovative products, to diverse markets, appears to be working.

We have placed STP-branded products in automotive retailers, online retailers, as well as two national warehouse clubs. The automotive accessory industry has slowed and because of this, STP® product sales for the year are less than we anticipated. As the industry rebounds and our sales  improve commensurately, we expect this trend to correct itself. We will again attend the AAPEX, a major automotive aftermarket show in Las Vegas next week, where we will display our STP-branded tool line as well as our eco-i-lite programs.

Our Capstone Lighting division continues to expand its product line with the addition of our Eco-i-Lite multi functional light, as well as new innovative book lights. Our new Black Box Innovations division and its line of TAKE products, which consists of the Personal Pocket Safe and Secret Dairy, have received positive feedback from retailers and consumers purchasing on our website at www.takeanyware.com.  We expect our Take line of products to reach retail shelves during the first and second quarters of FY 2009 and Black Box Innovations has additional product launches planned throughout FY2009. Needless to say our new program launches will be governed by retail conditions, in short, we will release the new product launches when the retail community is ready to review and act upon new product introductions.

This fourth quarter FY 2008 is expected to be our strongest sales quarter of the year as well as another profitable quarter.

So where does this put our company in regards to our efforts to achieve sustained profitability?

Firstly we have strong product positioning at various retail levels but we cannot forecast the economic environment in the U.S. for FY2009.   If current conditions do not worsen, we anticipate the 1st and 2nd Quarters FY2009 to be greater in operational profits than prior years because of the success of our product placement efforts in FY2008. We are anticipating the Take line of products will be on the shelf in Q1 and Q2 of FY2009. Our management team is standing firm on their approach to building consistent performance, quarter to quarter.  While the extraordinary economic turmoil and uncertainty of changes in national leadership create an unpredictable environment, we remain optimistic about our current strategy.

Let’s now focus on some of the 3rd quarter financial details and then field investor questions:

The Company had gross revenues of approximately $3,000,000 --- an increase of 271% versus Q3 of FY2007. The increase in revenues is a result of the STP® and eco-i-lite program distribution in addition to our core book light activity. We are currently developing additional Eco-i-Lite products to be released in FY2009 and we expect this line to become a significant revenue producer for the company next year.

For the three months ended September 30th 2008, the Company had a net profit of $63,581 from continuing operations versus a third quarter loss of $267,764 in the same quarterly period in FY2007. That is a net increase of $331,345 over 3rd Quarter FY2007 results.

Cost of Sales:  For the three months ended September 30th, 2008 and 2007, we had cost of sales of approximately $2,068,726 and $456,918 respectively.  This cost represents 68% and 56% respectively of total Revenue. As a percentage of Total Revenue costs have increased from the same period last year by 12%. This is a direct result of the expanded mix of products now being sold as well as the impact of our new “Direct Import” program, where retailers take possession of our products overseas and are responsible for freight, brokerage fees, duties, and delivery charges.

Gross Profit:  For the three months ended September 30, 2008, gross profit was approximately $953,000, an increase of approximately $595,000 or 166.2% over $358,000 for the 3 months ending September 30, 2007.  For the nine months ended September 30, 2008 and 2007, gross profit was approximately $1,406,000, and 611,000 respectively. This is an increase of approximately $795,000 which is an increase of 130%.

In the third quarter FY2008, gross profit increased by approximately $754,000 or 378.8% over the second quarter FY2008 gross profit of $199,000.

For the three months ended September 30, 2008, gross profit as a percent of sales was 31.5% as compared to 43.9% in 2007. This Gross Profit decrease is a direct impact of our larger customers buying on a direct import basis. The gross margins are lower in this selling scenario as indicated previously but the company’s expenses are also reduced as the customer is responsible for expenses such as freight, duties and handling costs.

Now I would like to turn to Questions and answers. I Have collected questions emailed to me the past few weeks from shareholders and would like to answer them now.

1) With the backlog of orders already in place for the fourth quarter FY 2008, will the company make a profit in Q4?

 Yes we should.   Our sales historically are very strong in the fourth quarter as evidenced by our performance in the 3rd Quarter FY2008, stronger revenue numbers in the fourth quarter should deliver greater profits. We anticipate that all of our product lines should be on the shelves in Q1 and Q2  of FY2009 and contributing toward our continued revenue growth.  Hopefully retail conditions will stabilize in the beginning of FY2009 and we will be in a better position to project FY2009 revenue and income as we did in early FY2008.

2) Do you expect to reach your sales goal of $11 million in sales as previously projected?

   With the extraordinary economic events of the past 2 months, we cannot be certain of reaching that goal but we are currently at 80% of our targeted sales goal for FY 2008.  There is some reason for optimism, especially since we saw the slow down in the Auto industry and increased our emphasis on other product lines and development. As previously discussed, when our management team realized the automotive industry was slowing, they decided to accelerate product development activities and brought forward two major programs originally planned for 2009.

1) eco-i-lite which contributed greatly to our 3rd Quarter performance.

       2) Our Take line of products had an extremely successful validation phase of the product launch strategy. This included PR activity, retail focus groups, etc. These products are expected to be available at retail in Q1 and Q2 of 2009. Had we waited until 2009, the Take program would have begun the validation phase in 2009 with a retail launch in 2010.

  Whether we reach the $11 million goal or not, the recent financial results of the Company can only be viewed as a reaffirmation of the Company being on the right track to achieve sustained, improved financial performance and hopefully sustained quarter to quarter profits, but with current events, I do not believe any company in any industry can be certain about projections for FY2009.

3) Mr. Ullman – Do you expect revenues to continue to rise Quarter to Quarter for all of Fiscal Year 2009.

 Subject to the uncertain economic environment, we cannot project that at this point, but we are entering FY2009 with some optimism because we now have annual programs and we anticipate that the revenues from these programs will, absent a further downward economic spiral,  positively impact us in subsequent quarters in FY2009. In addition,  the company has the Personal Pocket Safe and Secret Dairy, which we anticipate to reach retail shelves in the first Q1 and Q2 of FY2009 and these items should also impact revenues for all of FY2009, if consumer acceptance is as anticipated, and if the economic environment does not further collapse.

 We are also launching additional products through our Black Box Innovations program. Our Eco-i-Lite has already generated substantial revenues this quarter and we anticipate that it will continue to do so next year. We expect further revenue growth with this item as we develop new Styles using our induction charging system, lithium ion power, and LED bulbs which makes it a truly green item.   We will continue to promote our book light programs and continue to develop new exciting products for our existing customers and when the automotive industry rebounds we are well positioned for further placement of our STP products.

4)  What is the Company doing to address the low market price for the common stock?

Management believes that we must establish the ability to generate quarter to quarter profits before we can roll out an extensive effort to promote the Company to Wall Street, regional broker-dealers, institutional investors, asset managers, etc.  As a micro-cap, we need a compelling and reassuring financial performance record to generate the interest necessary to enhance shareholder value through heightened market maker and investor support of our common stock.  Once we have established quarter to quarter profits, we intend to make presentations to Wall Street, regional broker-dealers, asset managers and others to heighten awareness about our hopeful success. Having said that we will begin attending investor conferences in November.

5)	Do we have enough money to deliver these larger orders?

One of the advantages of our “Direct Import Program” is payment by letters of Credit. So we have been able to accomplish this through the following:

1)	Some of our larger orders are based on letters of credit which alleviate the need for us to use cash for deposits and shipments.
2)	Our CEO as well as board members have stepped up and loaned the company money on a short term basis to fulfill orders that are not secured by Letters of credit.
3)	We are also receiving extended payment terms from several of the factories overseas thru our relationship with AODG.
4)	We have a good relationship with Sterling National Bank of New York where we have a $2,000,000 asset based credit line that most likely will be increased in 2009.

 Although money management continues to be monitored carefully we feel confident that our existing credit lines are sufficient for the near future. Additionally our CEO is leaving for China next month to evaluate the stability of our factories and will be engaged in discussions for increased credit facilities to carry us in our growth period in FY2009.

6) What is the status of the STP tools line?

As I mentioned in the last conference call we are in retailers now. If you go to www.stptools.com  website and go to the FAQ section, hit the highlight that says “Where can I buy tools, and all retailers are listed there?” This list will continue to grow as product hits retailer’s shelves.

Our STP programs are pending at several retail chains but projecting when these will occur is difficult as the industry is under severe pressure. As I mentioned earlier we will be at the AAPEX show next week with all of our STP tools and automotive accessories. Some questions have been asked about whether we are using our silicone batteries and the answer is yes. We will be featuring them in our spotlights at the AAPEX show and will continue to develop products where costs are not prohibitive to the retail pricing pressures today. We also continue to sponsor Car #81 in the Nationwide Series and will be the prime sponsor for the last race of the season in our backyard, Homestead Florida.

7)   Is CHDT considering a reverse stock split to enhance the market price of the common stock?

Management considers many options on a regular basis to enhance shareholder value.  We know that reverse stock splits only work when there is sufficient market support for the stock backed by solid financial performance.  When and if we reach that point, we will certainly look at several options to enhance shareholder value, including a possible reverse stock split.

8) Has CHDT's line of credit with Sterling National bank been adversely impacted by the credit crunch?

              No. Our bank is not involved in sub   prime mortgage lending and we access our line on a monthly basis, business as usual. Our credit facility is an asset based line, which means the bank gives us money based on our accounts receivables. Our loans are constantly being paid off as Accounts Receivable are satisfied.

9) Has there been a change in retailer's interest in our products lately in response to fears of recession and reduced consumer spending?

Yes and No.

      No, retailers’ interest has not changed. Retailers have been positive on all of our items as you can see from our quarterly growth and our order backlogs. However, new product introductions have slowed as retail implementations for new products have slowed and or been postponed. The advantages we are experiencing in the market place are a direct relation to the innovations that we are developing i.e. the eco-i-lite and take programs and new technology book lights.

Our eco-i-lite is a revolutionary new light and the Take line of products is proprietary products on the cutting edge of secure USB technology. So there is genuine interest in our items.

      Yes, retailers are changing their buying habits and are not implementing new programs as readily as they were a year or two ago. The expectations of retailers are greater and as such, the competition for shelf space is very strong. This is why we moved up the launch of both the eco-i-lite and the Take line of products giving us more innovative products to offer our retailers.

10) Without asking for a FY2009 sales  projection I'd simply want to know if you expect FY2009 to top FY2008, and if you expect the 1st and 2nd quarters in FY 2009 in particular to show big gains over same period in FY 2008's

In light of economic conditions, it is a bit early for us to project FY2009 annual gross sales.  However, projected product shipments in the first two quarters of FY2009 currently exceed product shipments for same period FY2008. Whether this will result in a better start to FY2009 than FY2008 will depend on many factors, including the economic situation stabilizing.

 Why has the company scaled back on press releases?

CHDT understands that quarter to quarter profitability is the key to enhancing shareholder value and we are focused on that goal.  Our PR approach now is to make public announcements about our progress in attaining that goal.

12) Other than booklights, does CHDT have any "private label" products on shelves or are there plans in the works for private label releases?

The only current private label program we have is with Target for their book light program. The retailer requests a product to become a private labeled item and we currently are not working on any other private label programs. We are committed to building brands and will offer private label programs as the market dictates.

13) How is the current world economic situation influencing your direction regarding early or delayed product releases?

Considering the current economic conditions, we recognize the need for new innovative products to increase our opportunities at the retail level. Capstone is finalizing development of new book lights to keep its line fresh. Black Box Innovations will continue to roll out new Take items in FY2009 and will be participating at the CES (Consumer electronics show) show in Las Vegas in January of FY2009 with at least one new product introduction.

14) We had a number of China related questions which I will answer briefly.

a) Do you plan to market products in China?

No the domestic China market is not part of our strategy.

b) Has there been any reaction amongst your Chinese manufacturers to weakening global economy? Any change in credit terms?

Our factories are very concerned about the US retail market and its impact on their future. We have demonstrated our ability to grow at a time when many US companies are cutting back their product commitments. Therefore by relative comparison we look very good to our suppliers. We believe this could open up new opportunities for us as we are suppliers to a large number of retailers in the US.
Once again our CEO is traveling in November to China to discuss expanded credit facilities and to be sure our factories realize we are stable and represent growth opportunities for them.

15) On June 4th, 2008 a letter from president, John Tate of Black box Innovations stated the personal pocket safe and secret diary will be sold from our website for a limited time only until nationally available at retail. It has been five months so why are these products not on the shelf yet. When can we expect to see them in retail?

Sales presentations have actually just started in October. A six to nine month sales cycle is not unusual under normal retail conditions and would be considered productive in current times. That being said we have completed our first round of retail presentations and anticipate placement at retail in Q1 and Q2 of FY2009. Its important to point out this is all part of our product launch strategy. The first six months we dedicated to a validation process as evidenced by the extensive PR coverage the company received.

16) I purchased two Secret dairies for testing by teen girls. Is the company doing similar target market testing?

Yes, in fact that is part of our normal validation process. We have had extensive testing done with teens and in the early stages we incorporated many of their ideas.

17) Will we see celebrity endorsements?

      Yes. In fact John Tate informed me recently that we are currently underway at establishing a celebrity auction for the Secret Diary. Teen celebs will sign the storage case and these will be auctioned online with proceeds going to the charity of their choosing. You will see more on this in the coming months ahead.  As of today, however, we have no celebs signed for endorsements.

I hope I have answered most of your questions and in conclusion I would like to express my appreciation to the CHDT Corp team lead by Stewart Wallach and our Capstone Employees Headed up by President Reid Goldstein who have worked for two years developing innovative products which have placed us in the fine position we are in today with a strong order backlog and a diverse distribution channel.  We invested millions of dollars in product and management and at times I have had investors question the salary buildup. But the old saying “you get what you pay for” holds true for our company. We spent the dollars needed to bring in top notch executives and their expertise is now delivering us what they promised. I expect great things this year and next, and look forward to delivering our accomplishments to you, our valued shareholders.

           That concludes today’s call. This is Chairman,
            Howard Ullman wishing you a good day!